Exhibit 10.2

INDUSTRIAL LEASE

BASIC TERMS

1.	LANDLORD:	Westpen Properties Ltd.
2.	LANDLORD’S ADDRESS:	Suite 301, 240 - 4th Avenue SW Calgary, Alberta T2P 4H4
3.	TENANT:	VERSA POWER SYSTEMS LTD.
4.	TENANT’S ADDRESS:	4852 - 52 Street SE Calgary, AB
5.	LEASED PREMISES:	4852 - 52 Street SE, Calgary, Alberta Leasable Area: 32,220 square feet subject to adjustment in accordance with the provisions of section 3.4A As shown cross-hatched on Schedule A attached.
6.	TERM:	Five (5) years beginning on February 1, 2006 (the “Commencement Date”) and ending on January 31, 2011.
6A.	FIXTURING PERIOD:	~~● days, commencing pursuant to Section 2.2.~~
7.	BASE RENT:

The Base rent shall be paid monthly in advance by the Tenant on the Commencement Date and thereafter on the first day of each month and computed at the rate of:

(a) During the Term, Two Hundred Nine Thousand Four Hundred Thirty Dollars ($209,430.00) annually payable in advance in equal consecutive monthly instalments of Seventeen Thousand Four Hundred Fifty Two Dollars and Fifty Cents ($17,452.50) on the first day of each and every calendar month during such period.

Base Rent has been calculated on the basis that the rental rate for the Leased Premises is Six Dollars and Fifty Cents ($6.50) per annum per square foot of Leaseable Area during the Term. Rent shall be adjusted

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from time to time, if necessary, to conform with the actual Leaseable Area of the Premises.
8.	DEPOSIT:	$90,000.00 including G.S.T. subject to Article 3.6 of this Lease.
9.	USE:

The Leased Premises shall be used for light manufacturing, general office and warehouse distribution.  The storage and use of chemicals is permitted provided it is lawful to store them and they are stored and handled in properly designated areas in accordance and compliance with Federal, Provincial or Municipal laws, rules, codes, ordinances and guidelines.

10.	SIGN FEE:	N/A
11.	INDEMNIFIER (if applicable):	N/A
12.	ADDITIONAL RENT	Additional Rent is estimated at $2.50 per square foot per annum.
13.	SPECIAL PROVISIONS
a.	OPTION TO RENEW:

The Tenant, when not in default herein, shall have the option to renew the Term of this Lease for one (1) additional five (5) year term.  The Base Rent for a renewal term shall be negotiated seven (7) months prior to the end of the original term, or a renewal term as the case may be, at the then prevailing market rent for like premises as at the first day of a renewal term.  If the parties are unable to agree as to the then prevailing market rent for like premises to be used as Base Rent for a renewal term then the same shall be determined by arbitration.  In the case of any dispute between the Landlord and the Tenant as to the then prevailing market rent for like premises to be used as Base rent for a renewal term, the matter shall be referred to a single arbitrator appointed by the parties for determination.  If the parties cannot agree on a single arbitrator, each party shall appoint an arbitrator within fifteen (15) days after notice of failure to agree served by one party on the other.  Each party shall advise the other party in writing of its arbitrator so appointed.  In the event a party shall fail to appoint an arbitrator, and notify the other party in writing of his identity within the said 15 days limit, the arbitrator appointed by the other party shall act as a sole arbitrator.  Upon the appointment of an arbitrator by each of the parties, the two arbitrators shall then appoint a third arbitrator (and failing their agreement on a third, the same shall be appointed by a Justice of the Court of Queen’s Bench of Alberta on application by either party hereto) and the three arbitrators shall then proceed to determine

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the matters in dispute.  The dispute shall be determined by majority decision of the arbitrators (or the sole arbitrator, if one is agreed upon or applicable) and such determination shall be final.  Each arbitrator shall be a disinterested person of recognized competence in the real estate business in the City of Calgary.  The expenses of such arbitration shall be shared equally by the Landlord and the Tenant, unless otherwise determined by the arbitrator(s).  Except as otherwise herein provided, the arbitration shall be conducted in accordance with the provisions of the Arbitration Act of Alberta and any amendments thereto or successors to such statute, which provisions shall apply mutatis mutandis.  The Tenant shall provide a written notice to the Landlord of its intention to exercise its option to renew at least seven (7) months prior to the end of the original term or renewal term as the case may be.  The same terms and conditions will prevail during a renewal term, excluding therefrom any further option to renew beyond the renewal term, any tenant inducements, cash payments, moving allowances, rights to expand, rights of first offer, free rent periods and further fixturing periods.  Notwithstanding the foregoing, the Base Rent for the renewal term shall not be less than the Base Rent for the original term.

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ARTICLE 6
TRANSFERS BY TENANT AND SALE OR FINANCING BY LANDLORD		11
6.1	Consent to Transfer	11
6.2	Transfer Condition	12
6.3	Additional Terms Respecting Transfers	12
6.4	Sale by the Landlord	13
6.5	Subordination and Attornment	13
6.6	Status Statement	13
ARTICLE 7
DEFAULT		13
7.1	Right to Re-enter	13
7.2	Re-entry Without Termination	14
7.3	Distress Waivers	14
7.4	Landlord May Cure the Tenant’s Default	14
7.5	Application of Money	15
7.6	Remedies Generally	15
ARTICLE 8
GENERAL PROVISIONS		15
8.1	Net Lease	15
8.2	Landlord and Representatives to Act Reasonably and in Good Faith	15
8.3	Entire Agreement and General Interpretation	16
8.4	Severability	16
8.5	Overholding	16
8.6	Successors	16
8.7	Waiver	16
8.8	Notices	17
8.9	Registration	17
8.10	Secured Claims	17
8.10A	Remedies	17
8.11	Rules and Regulations	18
8.12	Indemnifier	18
8.13	Force Majeure	18
8.14	Acceptance of Lease	18
ARTICLE 9
ENVIRONMENTAL MATTERS		19
9.1	Definitions	19
9.2	Tenant’s Covenants and Indemnity	19

SCHEDULE “A”SITE PLAN

SCHEDULE “B”LEGAL DESCRIPTION

SCHEDULE “C”DEFINITIONS

SCHEDULE “D”RULES AND REGULATIONS

SCHEDULE “E”CONSTRUCTION OF THE LEASED PREMISES

SCHEDULE “F”TENANT ACKNOWLEDGEMENT

SCHEDULE “G”ADDITIONAL TERMS, if any

THIS LEASE is dated the 20th day of May, 2005, and is made between

WESTPEN PROPERTIES LTD.

-and-

VERSA POWER SYSTEMS LTD.

(the “Tenant”)

ARTICLE 1

GRANT

1.1	The Leased Premises

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, to have and to hold for the Term, unless sooner terminated by the Landlord pursuant to this Lease.

1.2	Use of Common Elements

The Tenant has the non-exclusive right to use the Common Elements for the purposes for which they are intended, subject to this Lease.

1.3	Quiet Enjoyment

If the Tenant performs its obligations under this Lease, it may hold and use the Leased Premises without interference by the Landlord or any other Person claiming through the Landlord, subject to this Lease.

1.4	Basic Terms

The Basic Terms shall form an integral part of this Lease as though they were set forth herein in full.

ARTICLE 2

CONSTRUCTION AND FIXTURING

2.1	Construction of the Leased Premises

The Tenant will examine the Leased Premises before taking possession and unless the Tenant serves the Landlord with written notice specifying any deficiencies or defects within ten (10) days after taking possession, the Tenant will be deemed to have examined the Leased Premises and to have agreed that they are in good order and that the Landlord’s Work has been satisfactorily completed.

2.2	Fixturing Period

Intentionally Deleted.

2.3	Construction Delays and Early Occupancy Penalty

Intentionally Deleted.

ARTICLE 3

TENANT’S COVENANTS

3.1	Base Rent

The Tenant will pay to the Landlord, without demand, the Base Rent, calculated in accordance with Paragraph 7 of the Basic Terms, payable in advance in equal monthly installments, beginning on the Commencement Date and thereafter on the first day of every month of the Term.

3.2	Taxes
a.

The Tenant will pay its share of Realty Taxes in one of the following manners:  (i) if the Leased Premises are separately assessed by the lawful taxing authority on a basis that includes an equitable allocation of the Common Elements reasonably attributable thereto, the Tenant will pay the amount of the separate assessment directly to the taxing authority; or (ii) if the Leased Premises are not separately assessed or, if the Landlord elects, acting equitably, that Realty Taxes be allocated on a proportionate share basis, the Tenant will pay its Proportionate Share of Realty Taxes, directly to the Landlord.

b.

The Tenant will promptly pay all Business Taxes for the Leased Premises:  (i) to the taxing authorities or (ii) if imposed on the Landlord, to the Landlord or as the Landlord directs.  If a separate bill is not issued by the relevant authority for Business Taxes for the Leased Premises, the Tenant will pay its Proportionate Share of Business Taxes for the Building.

c.

The Tenant will, on the Landlord’s request, promptly deliver to the Landlord receipts for payment of all its Business Taxes and Realty Taxes and any assessments or other information related to Realty Taxes and Business Taxes.

3.3	Operating Costs and Utilities
a.	The Tenant will pay to the Landlord its Proportionate Share of Operating Costs.
b.	The Tenant will pay directly to the suppliers, before delinquency, any Utilities separately metered to the Leased Premises which are billed directly to the Tenant by the supplier.
c.

The Tenant will pay to the Landlord a Utilities Charge for the supply to and use of ~~(i)~~ any excess Utilities ~~in the Leased Premises and (ii) any Utilities if separate meters are not installed, or the Landlord elects to supply any Utility~~ used or consumed in the Leased Premises.  The Landlord will determine the Utilities Charge on an equitable basis.  The Tenant will pay the Utilities Charge to the Landlord within ten (10) days after the delivery of a statement by the Landlord.

3.4	Payment of Additional Rent
a.	All amounts payable under this Lease other than Base Rent are “Additional Rent”.
b.	The Landlord may estimate the Tenant’s Proportionate Share of any amount at the commencement of each fiscal year for the Building (or calendar year), or fraction of a fiscal year within the Term.  The Tenant will pay to the Landlord its Proportionate Share of the estimated amounts in equal monthly installments in advance throughout the period for which the estimate is made.  However, if the Landlord is obligated by the taxing authorities to pay the full amount of Realty Taxes over a portion of the calendar year, the amount of the Tenant’s contribution so estimated shall, at the Landlord’s option, be adjusted and be payable by the Tenant to the Landlord in equal monthly installments in advance over the portion of the calendar year in which the entire amount of such Realty Taxes becomes due and payable by the Landlord.  The Landlord may periodically revise its estimates and notify the Tenant of the revised estimates, and the Tenant’s monthly payments will be adjusted accordingly.

c.

Within a reasonable time after the end of the fiscal year (or in the case of Realty Taxes, after receipt of the final bills) the Landlord will provide to the Tenant a statement of the actual amounts payable by the Tenant, showing in reasonable detail the determination of the costs and the calculation of the Tenant’s payment.  Any amounts owing by the Tenant to the Landlord will be paid within ten (10) days after the date of delivery of the statement by the Landlord.  Any amounts owing by the Landlord to the Tenant will be credited to the Tenant’s account, without interest.

3.4AArea Determination

a.

The Landlord may from time to time, as it deems necessary, cause the Leasable Area of the Leased Premises, the Building or any part thereof to be recalculated or remeasured and the cost thereof shall be included in Operating Costs (except as otherwise provided in this Section 3.4A).  If any calculation or determination by the Landlord of the Leasable Area of any premises (including the Leased Premises) is disputed or called in question, it shall be calculated or determined by the Landlord’s architect or surveyor from time to time appointed for that purpose, whose certificate shall be conclusive and binding upon the parties hereto.  The cost of such calculation or determination shall be included in Operating Costs; provided that if the Tenant disputes the Landlord’s calculation or determination and the calculation or determination by the Landlord’s architect or surveyor agrees with the Landlord’s calculation or determination within a two percent variance, the Tenant shall pay the full cost of the Landlord’s and its architect’s or surveyor’s ~~such~~ calculation or determination forthwith upon demand.

b.

If any error shall be found in the calculation of the Leasable Area of the Leased Premises or in the calculation of the Tenant’s Proportionate Share, Rent (including without limitation Base Rent) shall be adjusted for the fiscal year in which that error is discovered and for the fiscal year preceding the fiscal year in which the error was discovered, if any, and thereafter but not for any prior period.

3.5	Post-dated Cheques and Overdue Rent

The Tenant will deliver to the Landlord, at the beginning of each twelve (12) month period (or less if the Term remaining is less than twelve (12) months), a series of monthly post-dated cheques for the total of the monthly payments of Base Rent and any Additional Rent that is payable monthly under this Lease.  Alternatively the Tenant may elect to pay by pre-authorized bank debit procedures or automated computer issued cheques.  ~~Upon written notice to the Tenant, the Tenant shall pay Base Rent and Additional Rent to the landlord by electronic funds transfer (EFT) in which case the Tenant will provide to the Landlord the necessary authorization and account information to permit the Landlord to debit the Rent by EFT.~~  If the

Tenant defaults in paying Rent, the unpaid Rent bears interest at the Stipulated Rate from the due date to the date of payment.

3.6	Deposit

The Tenant shall deliver to the Landlord, on or before the Commencement Date, the Deposit to be held by the Landlord as a security deposit (the “Security Deposit”) for the faithful performance by the Tenant of the terms, covenants and conditions on the part of the Tenant to be performed hereunder.  There shall be no interest payable on such Security Deposit.  The Tenant shall not have the right to direct that the Landlord apply the Security Deposit to Rent.  If the Tenant defaults under this Lease, the Landlord may use all or part of any remaining Deposit towards the cost of remedying the default, without prior notice to the Tenant.  Upon the Landlord’s written demand following any such appropriation, the Tenant shall pay to the Landlord an amount sufficient to restore the Deposit.  If the Tenant complies with the provisions of this Lease, the remaining Deposit shall be applied to the last month’s Rent, plus GST, payable at the end of the Term.

3.7	Use

The Tenant will, ~~continuously throughout the term~~, use the Leased Premises only for the use set out in Paragraph 9 of the Basic Terms and for no other purpose.  The Tenant shall satisfy itself that such use is permissible pursuant to all applicable zoning and other municipal laws and regulations.  The Tenant shall also be solely responsible for obtaining its own occupancy permit.

3.8	Conduct of Business

In the conduct of the Tenant’s business, the Tenant will:

a.

not allow or cause any act to occur in or about the Building and the Lands which, in the Landlord’s opinion, hinders or interrupts the flow of vehicular and pedestrian traffic to, in and from the Building and the Lands or in any way obstructs the free movement of Persons doing business in the Building or on the Lands;

b.

not allow or cause business to be solicited in any part of the Building or the Lands (other than the Leased Premises), nor carry on any business or do or suffer any act or thing which may constitute or result in a nuisance to the Landlord or to other tenants of the Building , nor display any merchandise elsewhere outside the Leased Premises at any time.

3.9	Observance of Law

The Tenant will, at its expense, promptly comply with all governmental requirements from time to time in effect relating to its ability to enter into and comply with this Lease or which pertain to the Leased Premises, the Tenant’s use of the Leased Premises, the conduct of business in the Leased Premises, or the doing of work in the Leased Premises.  The Tenant is not required, however, to remedy work done by the Landlord in contravention of any law.

3.10	Tenant’s Insurance
a.

The Tenant will maintain at its cost (i) “all risks” property insurance on a ~~full~~ replacement cost basis, insuring all property owned by the Tenant or for which the Tenant is legally liable which is installed, located or situated within the Leased Premises or elsewhere in the Building (which will contain the standard mortgage clause required by each Mortgagee) and (ii) public liability and property damage insurance with respect to the Leased Premises and the Tenant’s use ~~and occupancy~~ of the Building (which will be written on a comprehensive basis with inclusive limits of at least three million dollars ($3,000,000.00) for each occurrence for bodily injury for any one or more Persons or property damage ~~or such other amount as the Landlord may from time to time reasonably require upon not less than thirty (30) days’ notice at any time during the Term~~ and contain a severability of interests clause and cross liability clauses) and (iii) Tenant warrants that comprehensive pressure vessel and machinery insurance is not required at this time however in the event the Tenant brings onto the Leased Premises a pressure vessel, Tenant shall secure comprehensive pressure vessel and machinery insurance, including repair or replacement endorsement in an amount satisfactory to the Landlord ~~not less than full replacement costs of all Leasehold Improvements and of all boilers, pressure vessels, heating, ventilating and air conditioning equipment and miscellaneous electric apparatus owned or operated by the Tenant or by others (other than the Landlord) on behalf of the Tenant in the Premises, or relating to or serving the Premises~~ and providing coverage with respect to all objects introduced into the Leased Premises by or on behalf of the Tenant or otherwise constituting Leasehold Improvements and (iv) plate glass insurance on all internal and external glass within or fronting the Leased Premises and (v) ~~business interruption insurance on the profit form providing all risks coverage with a period of indemnity of not less than 12 months and subject to stated amount co-insurance clause and (vi)~~ any other form of insurance with whatever limits the Tenant, the Landlord, acting reasonably, or a Mortgagee requires from time to time, in form, in amounts and for risks against which a prudent tenant under similar circumstances would insure.

b.

Each policy of insurance will name, as insureds, the Tenant and the Released Persons, each as their respective interests may appear.  The policies (other than the Tenant’s liability policy) will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Released Persons and those for whom any of them is in law responsible, whether or not any loss or damage is caused or contributed to by the negligence of any of them.  All policies will (i) be non-contributing and apply only as primary and not excess to any other insurance available to any of the Released Persons; (ii) not be invalidated (in relation to the interests of any of the Released Persons) by reason of any breach of warranties, representations, declaration or conditions contained in the policies; and (iii) contain an undertaking by the insurers to notify the Landlord and each Mortgagee in writing not less than thirty (30) days before any material change, cancellation or termination.

c.

Prior to taking possession of the Leased Premises and on every renewal date, the Tenant will deliver certificates of insurance executed by the Tenant’s insurers.  No review or approval of any insurance policy or certificate by the Landlord will in any way alter the Landlord’s rights under this Lease.

d.

The Tenant will not allow anything to occur that results in (i) an increase in premiums for any insurance carried by the Landlord or (ii) the cancellation or threatened cancellation or a reduction of coverage under any of the Landlord’s insurance policies on any part of the Building. Landlord warrants that the Tenant’s use, in the event the Tenant uses the Leased Premises as contemplated under this Lease, will not increase the Landlord’s insurance premiums or cancel the Landlord’s insurance policy.

3.11	Release

Except to the extent of its gross negligence or willful misconduct, none of the Released Persons is liable for any death or injury from any occurrence in, or relating to any part of the Building or damage to or loss of (or loss of use of) property of the Tenant or of others wherever located, however caused, including any failure in the supply of any services or Utilities, the existence of any Hazardous Substances or the exercise by the Landlord of any of its rights under this Lease.

3.12	Indemnity

Unless arising from the gross negligence or willful misconduct of a Released Person, the Tenant will indemnify the Released Persons from all losses or claims in connection with loss of life, personal injury, damage to property or anything else arising from a default of any of the Tenant’s obligations under this Lease, or from any occurrence in or relating to the Leased Premises, or from the occupancy or use by the Tenant of all or any part of the Leased Premises, or occasioned wholly or in part by an act or omission of the Tenant or those for whom the Tenant is legally responsible or by anyone permitted to be on the Leased Premises by the Tenant.

3.13	Maintenance and Alterations
a.

Subject to Article 5, the Tenant will keep the Leased Premises and all improvements, fixtures and equipment in the Leased Premises, including windows, which are not part of the Common Elements in a good condition and state of repair, subject to reasonable wear and tear.  The Landlord shall have the right at all reasonable times to examine the condition of the Leased Premises and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort caused thereby.  Landlord will notify the Tenant of deficiencies and the Tenant shall make good any deficiencies for which it is responsible within fifteen (15) days from the date of such notice.

b.

The Landlord shall keep the HVAC System in and for the exclusive use of the Leased Premises, in good repair and operating order (the cost of same shall be included in the Tenant’s Additional Rent).  The Tenant acknowledges that any special HVAC equipment installed in the Leased Premises required specifically for the Tenant’s operations shall be maintained and repaired by the Tenant at their sole cost and expense.  The Tenant will maintain the temperature in the Leased Premises at a reasonable standard of comfort for normal occupancy at all times.  ~~At the option of the Landlord, either the Landlord or the Tenant shall maintain, repair and, if necessary, replace the HVAC System in or which exclusively serves the Premises, including any variable air volume, valve or thermostat in the-Premises and items (including, but not limited to, booster units and make-up air units) installed by or on behalf of the Tenant that are located outside the Premises, (collectively, the “Premises HVAC System”), in each case at the sole cost and expense of the Tenant.  In the event that the Landlord elects to require the Tenant to maintain, repair and replace the Premises HVAC System, the Tenant shall enter into a maintenance contract for such purpose with a contractor and on terms and conditions satisfactory to the Landlord, acting reasonably.  In the event that the Landlord elects to maintain, repair and replace the Premises HVAC System, then the Tenant shall pay as Additional Rent, monthly in advance, the Landlord’s estimated costs and expenses of all such maintenance, repairs and replacement.  Such costs and expenses shall include, without limitation, depreciation or amortization on such Premises HVAC System including interest on the undepreciated or unamortized portion of the costs of such Premises HVAC System and an administration fee of fifteen percent (15%) of all~~

~~of the foregoing costs and expenses.  If the Premises are served by an HVAC System which serves more than one premises in the Building, then the Tenant shall be obligated to pay a share only of the foregoing costs and expenses as equitably determined by the Landlord upon the advice of a qualified engineer and such costs or expenses shall be allocated amongst the tenants served by such HVAC System.  The foregoing costs and expenses shall exclude the cost of fuel and electricity consumed in the use of such HVAC System to the extent only that such costs and expenses are charged separately to and paid by the Tenant pursuant to other provisions of this Lease.  Such costs and expenses shall be subject to annual estimate and year-end adjustment in the same manner as Operating Costs.~~

c.

If required by ~~the Landlord or~~ any governmental agency the Tenant will remove from the Leased Premises any Hazardous Substances which are located, stored or incorporated in or on any part of the Leased Premises which the Tenant or those for whom the Tenant is in law responsible brings onto or generates from the Leased Premises or which the Tenant or those for whom the Tenant is in law responsible suffers or permits to be brought onto or generated from the Leased Premises at any time and for whatever reason (but this shall not imply any authority to bring onto or generate from the Leased Premises (or suffer or permit the same) any Hazardous Substances which are otherwise prohibited by this Lease).  The foregoing obligation to remove Hazardous Substances will survive the expiration of the Term or earlier termination of this Lease.

d.

The Tenant will not make any Alterations to the Leased Premises without the Landlord’s prior written approval, which will not be unreasonably withheld if:  (i) the Alterations meet the then current standard for the Building; (ii) adequate plans and specifications are produced; and (iii) the Tenant has obtained all requisite governmental approvals.  The Tenant will pay to the Landlord, on demand, all costs incurred by the Landlord in connection with the approval and supervision of any Alterations, including architectural and engineering consultants’ fees, plus a fee equal to five percent (5%) of the cost of the Alterations on account of the Landlord’s overhead and administration costs.

e.

All Alterations will be performed:  (i) by competent workers whose labour union affiliations are compatible with others employed by the Landlord and its contractors; (ii) in a good and skillful manner; and (iii) in accordance with the approved plans and specifications and the Landlord’s reasonable requirements.

f.

The Landlord may require that any maintenance of or Alterations to the Leased Premises be performed by the Landlord at the Tenant’s cost if they affect:  (i) the Common Elements; or (ii) any part of the Building outside the Leased Premises.  The Tenant will pay to the Landlord, on demand, the Landlord’s costs of the maintenance or Alterations, including architectural and engineering consultants’ fees, plus an Administration Fee.

g.

If any part of the Building requires repair, replacement or alteration because of anything done or omitted to be done by the Tenant or its officers, directors, agents, employees, contractors, invitees or licensees then the Tenant will pay to the Landlord, on demand, the Landlord’s cost of the repairs, replacements or alterations, plus an Administration Fee.

h.

The Tenant shall not be entitled to install upon the roof of the Building any equipment except as consented to in writing by the Landlord, which consent may be arbitrarily withheld, but if given shall be subject to whatever conditions the Landlord, in its sole discretion, deems necessary in the circumstances.

3.14	Removal of Alterations and Restoration of Leased Premises

All Alterations which are not the Tenant’s trade fixtures (racking, signage) are leasehold improvements which include the following, fixtures, installations, alterations and additions from time to time made, erected or installed to or in the Leased Premises, in addition to, beyond or replacing the base building standards, including all partitions however affixed (excluding moveable and demountable partitions), millwork and affixed wall units, internal stairways, doors, hardware, light fixtures, carpeting and other applied floor finished, and heating, ventilating and air conditioning equipment and other building services not forming part of the Landlord’s base building equipment and services and the property of the Landlord.  The Tenant will not remove any leasehold improvements from the Leased Premises at any time prior to the expiry or earlier termination of this Lease.  At that time, the Tenant will remove at its own expense those leasehold improvements installed by or on behalf of the Tenant that the Landlord requires it to remove and its trade fixtures, or else they will, at the Landlord’s option, become the property of the Landlord.  The Tenant will repair any damage caused to any part of the Building by such removal.  At the expiry or termination of this Lease, the Tenant will also deliver all keys and security cards for the Leased Premises to the Landlord.

It is acknowledged by the Landlord that the Tenant has installed or shall be installing, clean rooms and ceramic or fuel cell manufacturing equipment and any associated air handling, ventilation or make-up air equipment in the Leased Premises and the Landlord acknowledges the Tenant can remove those aforementioned items at lease expiry.  However, in the event the Tenant removes anything from the Leased Premises as contemplated in the forgoing sentence, the Tenant shall put the Leased Premises back into the same condition as prior to the installation.  For example, if the Tenant removes a make up air unit, they shall restore the roof to it’s original state including new decking, insulation and repair of the membrane for the penetration.  ~~All Alterations which are not the Tenant’s trade fixtures are leasehold improvements and the property of the Landlord.  The Tenant will not remove any leasehold improvements from the Leased Premises at any time prior to the expiry of earlier termination of this Lease.  At that time, the Tenant will remove at its own expense those leasehold improvements installed by or on behalf of the Tenant that the Landlord requires it to remove and its trade fixtures, or else they will, at the Landlord’s option, become the property of the Landlord.  The Tenant will repair any damage caused to any part of the Building by such removal.  At the expiry or termination of this Lease, the Tenant will also deliver all keys and security cards for the Leased Premises to the Landlord.~~

3.15	Signs and Advertising
a.

The Tenant shall, at its expense, erect and maintain identification signage of a type and in a location specified in writing by the Landlord, subject to the Landlord’s prior approval of such signage and compliance with all governmental authorities and the Landlord’s sign policy for the Building.  The Landlord may require that any such sign be illuminated.  Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense and the Tenant shall pay for the electricity consumed by such sign.  If the electricity consumption for any of the Tenant’s signs is not separately metered, the Tenant shall pay, on demand, such portion of the cost of such electricity as is equitably apportioned to the Leased Premises by the Landlord.  At the expiration or earlier termination of this Lease, the Tenant will remove any such sign from the Leased Premises at its expense and will promptly repair all damage caused by its installation or removal.

b.

If the Landlord, acting reasonably, objects to any sign, picture, advertisement, notice, lettering or decoration which may be painted, affixed or displayed in any part of the interior of the Leased Premises and which is visible from the exterior thereof, the Tenant shall forthwith remove or replace same at the Tenant’s expense.

c.

If a free-standing pylon exists on the Lands, the Tenant shall, at its cost and upon the Landlord’s request, place a sign standard on such pylon sign in such location and of such reasonable size as specified in writing by the Landlord, subject to the Landlord’s prior approval of such sign standard and compliance with all governmental authorities and the Landlord’s sign policy.  The Tenant shall pay the monthly fee set out in Paragraph 10 of the Basic Terms towards the maintenance and operation of the pylon sign.

ARTICLE 4

LANDLORD’S COVENANTS

4.1	Realty Taxes

The Landlord will pay Realty Taxes.  However, the Landlord may defer payment of Realty Taxes, or defer compliance with laws in connection with the levying of Realty Taxes, to the extent legally permitted, if it diligently prosecutes a contest or appeal of the Realty Taxes.

4.2	Landlord’s Insurance

The Landlord will maintain:  (a) all risks insurance on the Building (excluding any property of the Tenant or any other Persons on the Leased Premises); (b) public liability and property damage insurance with respect to the Landlord’s operations in the Building; and (c) whatever other forms of insurance the Landlord or the Mortgagee reasonably consider advisable including rental interruption insurance.  The Landlord’s insurance will be in those reasonable amounts and with those reasonable deductibles that a prudent owner of a similar building would maintain, having regard to size, age and location.  This Section does not relieve the Tenant from liability arising from or contributed to by its negligence or misconduct.  The Tenant has no insurable interest and no right to receive proceeds or other benefits under any of the Landlord’s insurance policies.

4.3	Maintenance and Repairs

Subject to Article 5, the Landlord will maintain and repair the Common Elements as would a prudent owner of a similar industrial building, having regard to size, age and location of the Building, subject to the following exceptions:  (a) any occurrence not covered by insurance required to be maintained by the Landlord under this Lease, or where the cost of repair exceeds the insurance proceeds actually received by the Landlord (not taking into account deductibles); and (b) damage or injury caused or to the extent contributed to by anything done or omitted to be done by the Tenant or those for whom it is legally responsible.

4.4	Control of the Building by the Landlord
a.

The Landlord will control the management and operation of the Building.  In doing so, the Landlord will have, among its other rights, the right to:  (i) temporarily obstruct parts of the Building for necessary maintenance, repair or construction; (ii) employ managers for the operation, maintenance and control of the Building, which may be managed by any Person that the Landlord designates; and (iii) perform any act as, in the use of good business judgement, the Landlord determines to be advisable for the more efficient and proper operation of the Building; (iv) make changes or improvements to all or any part of the Building, acting reasonably and in such a way as to minimize disruption of the Tenants enjoyment of the Leases Premises~~; (v) and diminish, expand, alter, relocate or rearrange the Building and, with the consent of the Tenant, which consent will not be unreasonably withheld, relocate or rearrange the Leased Premises from that shown on Schedule “A”, the purpose of which Schedule is solely to show the approximate location of the Premises~~..

b.

Despite anything to the contrary in this Lease, the Landlord is not liable for and the Tenant will not be entitled to any compensation or Rent reduction as a result of any repairs, alterations, improvements or additions being made to the Common Elements or the Leased Premises.

4.5	Landlord’s Right of Entry

It is not a re-entry or a breach of quiet enjoyment if the Landlord enters the Leased Premises at reasonable times after reasonable written notice (but if the Landlord determines there is an emergency, no notice is required):  (i) to examine them, including an examination to ensure that there are no Hazardous Substances present and there are appropriate safeguards in place to avoid the existence of any Hazardous Substances; (ii) to make permitted or required repairs, alterations, improvements or additions to the Leased Premises or the Building; or (iii) to show them to prospective purchasers, tenants or mortgagees, in each case (to the extent reasonably possible in the circumstances) without unreasonably interfering with the Tenant’s business operations in the Leased Premises.  The Landlord may take material onto the Leased Premises for these purposes.  Landlord acknowledges that the Tenant may have proprietary or sensitive information or products in the Leased Premises and the Landlord shall cooperate with the tenant while entering the Leased Premises to protect any proprietary or sensitive information or products.  Rent will not abate or be reduced while the repairs, alterations, improvements or additions are being made.  During the 6 months prior to the expiry of the Term, the Landlord may place upon the Leased Premises “For Rent” or “For Sale” notices of reasonable size and in reasonable locations.

ARTICLE 5

DAMAGE AND DESTRUCTION AND EXPROPRIATION

5.1	Damage to the Leased Premises

Subject to Section 5.2, if the Leased Premises are damaged or destroyed as a result of a peril insured or required to be insured against by the Landlord, the Landlord will repair the Leased Premises promptly to the extent of the Landlord’s Work, at the Landlord’s expense.  If part or all of the Leased Premises are not usable for the purposes contemplated by this Lease because of the damage or destruction, Base Rent and Additional Rent will abate in the proportion that the Leasable Area of the part of the Leased Premises that is not usable is to the Leasable Area of the whole of the Leased Premises from the date of the damage or destruction until the date when the Landlord substantially completes the Landlord’s Work.

5.2	Damage to or Expropriation of the Building
a.

Despite anything to the contrary in this Lease, if the Building is damaged, destroyed or expropriated, whether or not the Leased Premises are affected, to such an extent that in the Landlord’s opinion the repair or replacement of the Building is impractical, then the Landlord may, upon thirty (30) days’ notice to the Tenant given within ninety (90) days after the damage, destruction or expropriation, terminate this Lease, and all Rent will abate as of the effective date of the termination.  A sale, conveyance, or other disposition to a governmental authority made in contemplation of an expropriation or a threatened expropriation will be considered an expropriation for the purposes of this Section.

b.

If the Landlord does not terminate this Lease, the Landlord will promptly rebuild or repair the Building to the extent of its obligations under its leases for leasable premises but the rebuilt or repaired Building may be different in configuration or design from the Building before the damage, destruction or expropriation.

c.

The Landlord and the Tenant will co-operate with each other if there is an expropriation of all or part of the Leased Premises or the Building, so that each may receive the maximum award to which it is legally entitled.

5.3	No Claim by Tenant

Except in respect of abatement of Rent as provided for in this Article, no claim for compensation or damages, direct or indirect, shall be made by the Tenant by reason of the loss of use, inconvenience or otherwise arising from the necessity of repairing any portion of the Building however the necessity may arise so long as any such repair to be carried out by the Landlord is carried out with reasonable diligence.

ARTICLE 6

TRANSFERS BY TENANT AND SALE OR FINANCING BY LANDLORD

6.1	Consent to Transfer
a.

The Tenant will not enter into a Transfer without the Landlord’s prior written consent.  Notwithstanding any statute or common law, such consent may be unreasonably withheld if (1) the Tenant is not the original Tenant and itself in occupation of the whole of the Leased Premises, (2) there is an Event of Default; but otherwise consent will not be unreasonably withheld.  The Landlord will be deemed to be reasonable in withholding its consent to any Transfer if:

i.

the Transfer is, as of the date thereof, contrary to any covenants or restrictions granted by the Landlord to other existing tenants or occupants of the Building, or to the Mortgagee or any other parties;

ii.

in the Landlord’s opinion reasonably formed:  (1) the financial background, business history and capability of the Transferee is not satisfactory; (2) the Transferee may not be able to pay the Rent in full when due and payable; or (3) the nature or character of the proposed business of the Transferee is such that it might harm the Landlord’s business or reputation or reflect unfavourably on the whole or any part of the Building, the Landlord, the other tenants of the Building or the image of any of them, or is unethical, immoral or illegal;

iii.

the Transferee pays or gives to the Transferor money or other value that is reasonably attributable to the Alterations that are owned by the Landlord or that the Landlord has paid for in whole or in part; or

iv.	the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it reasonably to make a determination concerning the matters set out above.

This Section does not apply to a Transfer that occurs on the death of the Transferor, or a Transfer described in paragraph (c) of the definition of Transfer, where the Tenant occupies all of the Leased Premises and is either (A) a Public Corporation, or (B) a subsidiary body corporate (as currently defined under the Canada Business Corporations Act) of a Public Corporation and the shares of the Public Corporation (and not the Tenant or any of its affiliates) are transferred or issued.  The Tenant will nevertheless notify the Landlord if any exempt Transfers take place.

b.

If the Tenant intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information including, without limitation, a copy of a bona fide written offer with respect to the proposed Transfer which the Tenant is prepared to accept, subject to compliance with the provisions of this Lease and which must disclose any and all monetary payments or other consideration made or to be made by the proposed Transferee as consideration for such Transfer, and any other information concerning the financial or business status of the Transferee that the Landlord requires.  The Landlord will, within thirty (30) days after having received notice and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer.

6.2	Transfer Condition

The following conditions apply to Transfers and to consents given by the Landlord:  (a) the Landlord’s consent is not a waiver of the requirement for consent to subsequent Transfers; (b) the Transferor will remain liable for the Tenant’s obligations and indemnify the Landlord against the Transferee’s failure to perform the Tenant’s obligations after the Transfer; (c) the Transferee will execute an agreement directly with the Landlord agreeing to be bound by this Lease as Tenant; (d) the Landlord may apply amounts collected from the Transferee to any unpaid Rent; and (e) once the Landlord’s consent is given, the Transfer must take place within sixty (60) days or the consent will expire and the Transfer may not take place unless the Tenant again complies with Article 6.

6.3	Additional Terms Respecting Transfers
a.

Acceptance by the Landlord of Rent or other payments by a Transferee is not, (i) a waiver of the requirement for the Landlord to consent to the Transfer, (ii) the acceptance of the Transferee as Tenant, or (iii) a release of the Tenant from its obligations under this Lease.

b.

No part of the Leased Premises or this Lease will be listed or advertised by the Tenant or any other Person for the purpose of a Transfer, without the Landlord’s written consent which consent shall not be unreasonably withheld.

c.	Any documents evidencing the Transfer may be prepared by the Landlord.
d.

The Landlord will not be liable for any claims, actions, damages, liabilities or expenses of the Tenant or any Transferee arising out of the Landlord delaying or unreasonably withholding its consent to any Transfer and the Tenant’s only recourse will be to bring an application for a declaration that the Landlord must grant its consent to the Transfer.

e.

In the event of any Transfer by the Tenant by virtue of which the Tenant receives a rent in the form of cash, goods or services from the Transferee which is greater than the Rent payable hereunder to the Landlord, the Tenant will pay any such excess to the Landlord in addition to all Rent payable under this Lease, and such excess rent shall be deemed to be further Rent payable hereunder.

6.4	Sale by the Landlord

If the Landlord transfers or disposes of all or any part of the Building or the Landlord’s interest under this Lease, then to the extent that the transferee or disposee agrees with the Landlord to assume its obligations under this Lease, the Landlord will be released from them, except for existing defaults as of the date of the transfer or disposition.

6.5	Subordination and Attornment

This Lease is subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Leased Premises or the Building and any renewals or extensions of or advances under them (collectively, “encumbrances”).  The Tenant will, on request, attorn to and recognize as landlord the holder of any such encumbrance, the Owner, or any transferee or disposee of the Building or of an ownership or equity interest in the Building.  The Tenant will, within fifteen (15) days after request, sign and deliver any reasonably requested subordination or attornment document.

6.6	Status Statement

Within fifteen (15) days after request, the Tenant will sign and deliver to the Landlord or anyone with or proposing to take an interest in all or part of the Building, a status statement or certificate in the form attached hereto as Schedule “F”, stating that this Lease is in full force and effect, any modification to this Lease, the commencement and expiry dates of this Lease, the date to which Rent has been paid, the amount of any prepaid Rent or deposits held by the Landlord and whether there is any existing default and the particulars~~, and any other information the Landlord may reasonably request~~.

~~If any such certificate requested by the Landlord is not returned to the Landlord within fifteen (15) days after its request therefore, the Landlord shall have the right and is hereby appointed by the Tenant as its agent and attorney to prepare and execute such certificate.~~

ARTICLE 7

DEFAULT

7.1	Right to Re-enter
a.

If an Event of Default occurs, (i) the full amount of the current month’s and the next three (3) months’ installments of Rent (calculated according to Section 7.1(b), will immediately be due and payable, and (ii) ~~exercise its right of distress and (iii)~~ the Landlord may re-enter and re-possess the Leased Premises.  If the Landlord re-enters, at the Landlord’s option, this Lease and all of the Tenant’s rights under it will terminate without prejudice to the Landlord’s right to recover any arrears of Rent and damages for any previous breach by the Tenant of this Lease.  Despite any termination for an Event of Default, the Landlord may sue the Tenant for damages, including loss of future Rent as a result of this Lease being prematurely terminated and the cost of recovering the Leased Premises.  If any legal proceedings are instituted because of an Event of Default, the Tenant will pay the Landlord’s expenses, including legal fees on a solicitor and client basis.

On such a termination, the Tenant will promptly (and in any case within ten (10) days after written notice requiring it to do so) remove all of its property from the Leased Premises, or the Landlord may at any time remove all or part of the property from the Leased Premises and store it in a public warehouse or elsewhere at the cost of the Tenant.  Despite anything to the contrary, in such event the Landlord will not be responsible for loss or damage to any of the Tenant’s property regardless of how the loss or damage is caused, even if by negligence.  If the Tenant fails to remove its property as required, or if it fails to pay the Landlord’s costs of removal and storage within ten (10) days after written notice specifying those costs, the Tenant will be considered to have abandoned its property and the Landlord will be entitled to retain or to sell or dispose of it for the Landlord’s own benefit.

b.

If the Landlord terminates this Lease for an Event of Default, then for the purpose of calculating future Rent, the annual Rent will be considered to be equal to:  the aggregate of the annual Base Rent and Additional Rent payable under this Lease over the balance of the Term, assuming a five percent (5%) annual increase in Additional Rent year over year for the remainder of the Term.

7.2	Re-entry Without Termination

No re-entry or taking possession of the Leased Premises by the Landlord will be considered an election to terminate this Lease unless a written notice of such intention is given to the Tenant.  If the Landlord re-enters or takes possession of the Leased Premises, it may either terminate this Lease or make any necessary alterations and repairs in order to relet all or any part of the Leased Premises, for a term (which may extend beyond the Term), at a rental rate and on any other terms the Landlord in its sole discretion considers advisable.  All Rent received by the Landlord from each reletting will be applied in the following order:  any indebtedness other than Rent due; any costs of reletting including brokerage and legal fees (on a solicitor and client basis) and the costs of the required alterations and repairs; any arrears of Rent; and any remainder applied against future Rent.  If rent received from the reletting for any month is less than the Rent to have been paid by the Tenant for that month, the Tenant will pay the deficiency monthly in advance on the first day of each month.  If the Landlord relets without terminating, it may nevertheless subsequently terminate the Lease for the previous Event of Default.

7.3	Distress Waivers

Despite any legislation or law:  (a) none of the inventory, furniture, equipment or other property at any time owned by the Tenant is exempt from distress; and (b) no lack of compliance with any requirement concerning the day of the week, time of day or night, method of entry, giving of notice, appraising of goods, or anything else, will render any distress unlawful where the Tenant owes arrears of Rent at the time of the distress.

7.4	Landlord May Cure the Tenant’s Default

If the Tenant defaults in the payment of money that it is required under this Lease to pay to a third party, the Landlord may, after five (5) days’ notice to the Tenant, pay all or part of the amount payable.  If the Tenant otherwise defaults under this Lease the Landlord may give the Tenant at least ten (10) days’ prior notice (except that no notice of any default will be required in an emergency) and if the Tenant does not, within such period, commence diligently and then proceed diligently to cure the default, the Landlord may perform or cause to be performed all or part of what the Tenant failed to perform.  The Tenant will pay to the Landlord on demand, the Landlord’s expenses incurred under this Section 7.4, plus an Administration Fee.

7.5	Application of Money

The Landlord may apply amounts received from or due to the Tenant against amounts due and payable under this Lease, even if otherwise requested by the Tenant, unless the Tenant can satisfactorily demonstrate to the Landlord, acting reasonably, that an amount is in fact not due and payable.

7.6	Remedies Generally

The remedies under this Lease are cumulative and may be exercised independently or in combination with others.  No remedy is exclusive or dependent on any other remedy.  The specifying or use of a remedy under this Lease does not limit rights to use other remedies available at law generally.

7.7	Legal Costs

The Tenant hereby agrees to pay to the Landlord, within five (5) days after demand, all legal fees, on a solicitor and his own client basis, incurred by the Landlord for the enforcement of any rights of the Landlord under this Lease or in the enforcement of any of the provisions of this Lease or in the obtaining of possession of the Premises or for the collection of any monies from the Tenant or for any advice with respect to any other matter related to this Lease.

ARTICLE 8

GENERAL PROVISIONS

8.1	Net Lease
a.

This Lease is a completely net lease to the Landlord.  Except as otherwise provided in this Lease, the Landlord is not responsible for any costs relating to the Leased Premises, or its use, occupancy or contents, or the business carried on in it, and the Tenant will pay all charges, impositions, costs and expenses relating to the Leased Premises except as otherwise provided in this Lease.

b.

The Tenant will pay GST on Rent and any other GST imposed by the applicable legislation on the Tenant in respect of this Lease, in the manner and at the times directed by the applicable legislation.  The Landlord will have all of the same remedies and rights of recovery for it as it has for non-payment of Rent.

~~c.~~

~~The Landlord may from time to time remeasure the Leasable Area of the Leased Premises and the Leasable Area of the Building and readjust the Base Rent and the Tenant’s Proportionate Share of Additional Rent accordingly, upon written notice to the Tenant.~~

8.2	Landlord and Representatives to Act Reasonably and in Good Faith

In making a determination, calculation, estimate, or allocation or in granting any consent or approval under this Lease, the Landlord will act reasonably and in good faith, subject to the specific provisions of this Lease.  Each accountant, architect, engineer, surveyor or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the Person’s profession.

8.3	Entire Agreement and General Interpretation

This Lease includes any Schedules and riders attached to it.  There are no covenants, promises, agreements, conditions or understandings, either oral or written, between the parties concerning this Lease, the Leased Premises, the Building or any other related matter, except those that are set out in this Lease.  No amendment or addition to this Lease is binding upon the Landlord or the Tenant unless it is in writing and signed by the Tenant and the Landlord.  Each obligation under this Lease is a covenant.  The Basic Terms, captions, section numbers, article numbers and Table of Contents do not define, limit, construe or describe the scope or intent of the sections or articles.  The use of the neuter singular pronoun to refer to the Tenant is a proper reference even though the Tenant is an individual, a partnership, a corporation or a group of two or more individuals, partnerships or corporations.  The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one Tenant and to corporations, associations, partnerships or individuals, males or females, are implied.  Wherever the word “including” is used it is intended to mean “including but not limited to”, and “includes” has a corresponding meaning.  This Lease will be governed by the laws of Canada and the Province in which the Building is located.  Time is of the essence of this Lease.  The Landlord and Tenant agree that this Lease creates a relationship of landlord and tenant only and specifically does not create nor constitute a partnership between them.

8.4	Severability

If a part of this Lease or the application of it is unenforceable or illegal to any extent, the part:  (i) is independent of and severable from the remainder of this Lease, and its unenforceability or illegality does not affect the remainder of this Lease; and (ii) continues to be enforceable to the fullest extent permitted by law.  No part of this Lease will be enforced against a Person, if, or to the extent that by doing so, the Person is made to breach a law, rule, regulation or enactment.

8.5	Overholding

~~The Tenant shall surrender possession of the Leased Premises immediately upon the expiration or earlier termination of this Lease.~~  If the Tenant remains in possession of the Leased Premises after the Term, there is no tacit renewal of this Lease despite anything to the contrary, and the Tenant will occupy the Leased Premises as a month to month tenant.  The monthly Base Rent, payable in advance on the first day of each month, will be equal to the total of:  (a) twice the Base Rent payable for the last month of the Term and (b) the Additional Rent payable for the last month of the Term.  All of the other provisions of this Lease will apply as far as they can to a monthly tenancy, with any necessary modifications being assumed.

8.6	Successors

This Lease applies to the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant.  If there is more than one Tenant, they are individually and collectively liable under this Lease.

8.7	Waiver

The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default.  The Landlord’s acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent.  No obligation or term of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing.

8.8	Notices

Notices, demands, consents or requests (a “Notice”) under this Lease will be in writing and will be delivered in person or sent by registered mail postage prepaid and addressed:  (a) if to the Landlord, at the address specified in paragraph 2 of the Basic Terms or to such other Person at any other address that the Landlord designates by Notice; and (b) if to the Tenant, at the Leased Premises, or, at the Landlord’s option, to the Tenant’s address specified in Paragraph 4 of the Basic Terms.

A Notice will be considered to have been given or made on the day that it is delivered, or, if mailed, provided postal service is not or is not expected to be interrupted, three (3) days after the date of mailing.  If there is more than one Tenant, it will suffice if the Landlord delivers or mails a Notice to only one of them.

8.9	Registration

The Tenant will not allow or cause this Lease or any assignment or sublease or other document evidencing an interest of the Tenant in this Lease or the Leased Premises to be registered except that, the Tenant may register a caveat against title to the Lands, disclosing the existence of this Lease, describing the parties, the Term, and options to renew, if any, but not to disclose the rent or other financial details of this Lease.

The Tenant agrees that it will, at its sole expense, discharge and withdraw from title any such registration within thirty (30) days after the expiration or sooner termination of this Lease.  If such registration is not discharged and withdrawn during the aforesaid time, the Landlord shall have the right and is hereby appointed by the Tenant as its agent and attorney to prepare, execute and register such documentation as is required to discharge and withdraw any such registration.

8.10	Secured Claims

The Tenant will ensure that no Secured Claim is registered or filed against:  (a) any part of the Building; (b) the Landlord’s or any Owner’s or Mortgagee’s interest in any part of the Building; or (c) the Tenant’s interest in the Leased Premises or any of the leasehold improvements in the Leased Premises; by any Person claiming by, through, under or against the Tenant or its contractors or subcontractors.  If a Secured Claim is registered or filed and the Tenant fails to promptly discharge it after receipt of notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal) or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord on demand all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus an Administration Fee.

8.10AThe Tenant acknowledges that, notwithstanding any other provision contained in this Lease, the obligations of and rights against the Landlord under this Lease shall be performed, satisfied and paid only out of and enforced against, and recourse hereunder shall be had only after judgement and only against, the right, title and interest of the Landlord from time to time in, and the Landlord’s revenue derived from, the Building.  No obligation of the Landlord hereunder or in respect hereof is personally binding upon, nor shall any resort or recourse be had, judgement issued or execution of other process levied against, the Landlord (except to the extent necessary for enforcement under the first sentence of this Section and only for that purpose), or against any other assets or revenues of the Landlord.  The only remedy against the Landlord shall be an action for damages.

8.11	Rules and Regulations

The Tenant will comply with ~~and shall cause its employees, agent, invitees and others over whom the Tenant can reasonably be expected to exercise control to comply with~~ the Rules and Regulations passed and revised by the Landlord from time to time (“Rules and Regulations”).  However, the Tenant will not be responsible for complying with any Rules and Regulations in addition to those contained in Schedule “D”, unless notice of them is first given to the Tenant.  No Rules and Regulations will be enforced against the Tenant in a discriminatory manner or impose any charge or payment on the Tenant which is not expressly provided for in this Lease.

8.12	Indemnifier

Intentionally deleted. ~~The Tenant shall deliver to the Landlord, on or before the execution of this Lease by the Tenant, the Landlord’s standard form-of indemnity agreement duly executed by the Indemnifier, if any.~~

8.13	Force Majeure

Despite anything to the contrary, if the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease.  ~~Neither party shall be entitled to any compensation for any inconvenience, nuisance or discomfort thereby occasioned, or to cancel or terminate this Lease and this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease.~~

8.14	Acceptance of Lease

The Tenant accepts this Lease of the Leased Premises to be held by it as Tenant, subject to the terms set out in this Lease.

8.15	Privacy Policy

The Tenant and/or Indemnifier hereby consents to the collection, use and disclosure of personal information collected by or on behalf of Bentall Real Estate Services Limited Partnership (“Bentall”) or its agents, affiliates, or service providers for the purposes of:  (i) considering the suitability of the Tenant and/or Indemnifier both for the initial Lease term and any renewals thereafter if applicable; (ii) taking action for collection of rents in the event of default by the Tenant; (iii) to facilitate the Pre-Authorization Payment plan and (iv) as otherwise provided in Bentall’s Privacy Policy, a copy of which is available at www.Bentall.com.  Consent under this agreement includes the disclosure of such information to credit agencies, collection agencies and existing or potential lenders, investors and purchasers.  The Tenant also consents to, and confirms it’s authority to consent to, Bentall’s collection, use and disclosure, for such purposes, of personal information about employees of the Tenant and/or Indemnifier and other individuals whose personal information is provided to or collected by Bentall in connection with this Lease.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1	Definitions

For the purposes of this section:

a.

“Contaminants” means any pollutants, contaminants, deleterious substances, underground or above-ground tanks, asbestos materials, hazardous, corrosive, or toxic substances, special waste or waste of any kind, or any other substance which is now or hereafter prohibited, controlled or regulated under Environmental Laws; and

b.

“Environmental Laws” means any statutes, laws, regulations, orders, bylaws, standards, guidelines, permits, and other lawful requirements of any governmental authority having jurisdiction over the Leased Premises and the project now or hereafter in force relating in any way to the environment, health, occupational health and safety, or transportation of dangerous goods, including the principles of common law and equity.

9.2	Tenant’s Covenants and Indemnity

The Tenant covenants and agrees as follows:

a.

subject to Section 9 of the Basic Terms, not to use or permit to be used all or any part of the Leased Premises for the sale, storage, manufacture, disposal, use, or any other dealing with any Contaminants, without the prior written consent of the Landlord, which may be unreasonably withheld;

b.	to strictly comply, and cause any person for whom it is in law responsible to comply, with all Environmental Laws regarding the use and occupancy of the Leased Premises;
c.

to promptly provide to the Landlord a copy of any environmental site assessment, audit, or report relating to the Leased Premises conducted by or for the Tenant at any time and at the Landlord’s request from time to time to obtain from an independent environmental consultant approved by the Landlord an environmental site assessment of the Leased Premises or an environmental audit of the operations at the Leased Premises, including any additional investigations as the environmental consultant may recommend.  Should any assessment recommend that a clean-up plan be prepared and that a clean-up be undertaken because of any deposit, spill, discharge, or other release of Hazardous Substances that occurs during the Term of this Lease, at or from the Premises or the Common Facilities, which arises at any time from the Tenant’s use or occupancy of the Premises and the Common Facilities, then the Tenant shall, at the Tenant’s own expense, prepare and submit the required plans and all related bonds and other financial assurances; and the Tenant shall carry out all such clean-up plans;

d.

to maintain all environmental site assessments, audits, and reports relating to the Leased Premises or the project in strict confidence (including without limitation any governmental authority) except as required by law, or to the Tenant’s professional advisers and lenders on a need-to-know basis, or with the prior written consent of the Landlord, which consent may be unreasonably withheld;

e.	to promptly notify the Landlord in writing of any release of a Contaminant or any other occurrence or condition at the Leased Premises or the project or any adjacent property which could contaminate the Leased Premises or the Project or subject the Landlord or the Tenant to any fines, penalties, orders, investigations, or proceedings under Environmental Laws;

f.

on the expiry or earlier termination of this Lease, or at any time if requested by the Landlord or required by any governmental authority under Environmental Laws, to remove from the Leased Premises all Contaminants, and to remediate any contamination of the Leased Premises or the project or any adjacent property resulting from Contaminants, in either case brought onto, used at, or released from the Leased Premises by the Tenant or any person for whom it is in law responsible.  The Tenant shall perform these obligations promptly at its own cost and in accordance with Environmental Laws.  All such Contaminants shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Leased Premises or the project; and

g.

at least three (3) months prior to the the expiry or earlier termination of this Lease, or at any time if requested by the Landlord or required by any governmental authority under Environmental Laws, to obtain a Phase II Report of the Leased Premises by an independent and qualified environmental consultant, which report shall include recommendations for remediation of the Leased Premises.  If the Phase II Report reveals contamination or any Hazardous Substances at the Leased Premises the Tenant shall complete the remediation recommendations set out in the Phase II Report prior to the expiration of the Term of the Lease; and

h.

remove from the Leased Premises all Contaminants, and to remediate any contamination of the Leased Premises or the project or any adjacent property resulting from Contaminants, in either case brought onto, used at, or released from the Leased Premises by the Tenant or any person for whom it is in law responsible.  The Tenant shall perform these obligations promptly at its own cost and in accordance with Environmental Laws.  All such Contaminants shall remain the property of the Tenant, notwithstanding any rule of law or other provision of this Lease to the contrary and notwithstanding the degree of their affixation to the Leased Premises; and

i.

to indemnify~~, defend and hold harmless~~ the Landlord and its directors, officers, employees, agents, successors and assigns from any and all liabilities, actions, damages, claims, losses, costs, fines, penalties, and expenses whatsoever (including all legal and consultants’ fees and expenses and the cost of remediation of the Leased Premises, the project and any adjacent property) arising from or in connection with:

i.	any breach of or non-compliance with the provisions of this Article by the Tenant; or
ii.

any release or alleged release of any Contaminants at or from the Leased Premises related to or as a result of the use and occupation of the Leased Premises or any act or omission of the Tenant or any person for whom it is in law responsible.

The obligations of the Tenant under this Article shall survive the expiry or earlier termination of this Lease.

THE PARTIES HAVE SIGNED BELOW to indicate their agreement.

WESTPEN PROPERTIES LTD. (Landlord)

Per:	/s/ Clark Morris
Name:	Clark Morris
Title:	Vice President, Asset Management

Per:	/s/ Malcolm F. Leitech
Name:	MALCOLM F. LEITECH
Title:	CHIEF OPERATING OFFICER
I/We have the authority to bind the Corporation.

VERSA POWERS SYSTEMS LTD. (Tenant)

Per:	/s/ Robert A. Stoke
Name:	ROBERT A. STOKE
Title:	PRESIDENT

Per:	/s/ Brian P. Borglum
Name:	Brian P. Borglum
Title:	Vice President and Chief Technology Officer

I/We have the authority to bind the Corporation.

AFFIDAVIT VERIFYING

CORPORATE SIGNING AUTHORITY

I,	Robert Stokes	of	Golden, Colorado

(city, province)

make oath and say:

1.I am an officer or a director of Versa Power Systems, Ltd. named in the within or annexed Agreement.

2.I am a proper signing officer of the corporation and am authorized by it to execute the Agreement without affixing a corporate seal.

SWORN before me at the City of	>
State	>
Des Plaines___________ in the ~~Province~~	>
>
of _Illinois___________ this	>	/s/ Harriet V. Heidelmeier
	>	(signing office)
__25th_____ day of ____May_____, 2005	>
>
>

Notary Public
A ~~Commissioner for Oaths~~ in and for the Province of Illinois
Expiry Date:

AFFIDAVIT VERIFYING

CORPORATE SIGNING AUTHORITY

I,	Brian Borglum	of	Calgary, Alberta

(city, province)

make oath and say:

1.I am an officer or a director of Versa Power Systems, Ltd. named in the within or annexed Agreement.

2.I am a proper signing officer of the corporation and am authorized by it to execute the Agreement without affixing a corporate seal.

SWORN before me at the City of	>
State	>
Des Plaines___________ in the ~~Province~~	>
>
of _Illinois___________ this	>	/s/ Harriet V. Heidelmeier
	>	(signing office)
__25th_____ day of ____May_____, 2005	>
>
>

Notary Public
A ~~Commissioner for Oaths~~ in and for the Province of Illinois
Expiry Date:

SCHEDULE “A”

FLOOR PLAN

PLAN OF THE INDUSTRIAL BUILDING

52ND STREET BUSINESS PARK

4820 - 52ND STREET SE

SCHEDULE “B”

LEGAL DESCRIPTION

Plan Industrial Sites Calgary 2725BA, Block 4

SCHEDULE “C”

DEFINITIONS

“Administration Fee”:  fifteen percent (15%) of the amounts to which the fee is applied.

“Alterations”:  any repairs, alterations, replacements, decorations or improvements to the Leased Premises.

“Applicable Rate”:  the capital tax rate specified from time to time under any statute of Canada and any statute of the Province which imposes a tax in respect of the capital of corporations.  Each Applicable Rate will be considered to be the rate that would apply if none of the Landlord or the Owners employed capital outside of the Province.

~~“Architect” means the independent architect, engineer, surveyor, or other qualified professional from time to time named by the Landlord.  The decision of the Architect whenever required and any related certificate shall be final and binding on the parties.~~

“Base Rent”:  shall be that amount as described in item #7 of the Basic Terms.

“Building” means the property municipally described in paragraph 5 of the Basic Terms, including the Lands and the structures, buildings, Common Elements, Facilities and all leasable premises located on them from time to time.

“Building Capital”:  the amount of capital which the Landlord determines is invested from time to time by the Landlord and the Owners, without duplication, in acquiring, developing and improving the Building.  Building Capital will not be increased by any financing or refinancing except to the extent that the proceeds are invested directly as Building Capital.  In determining Building Capital, where part of the Landlord’s or the Owners’ (or any related or associated corporations’) capital is not taxable under any statute imposing a tax in respect of corporations’ capital, the exempt capital will be apportioned by the Landlord among the assets of the Landlord, the Owner and the related or associated corporations.

“Business Taxes”:  the taxes, license fees and other charges for the Tenant’s improvements, equipment and facilities in any part of the Building, the business carried on in the Leased Premises, the use, occupancy or ownership of any part of the Building by the Tenant or its subtenants or licensees, or the Landlord or the Owner, and any substitute taxes and other charges whether imposed against the Landlord or the Tenant.

“Capital Tax”:  an amount determined by multiplying each of the Applicable Rates by the Building Capital and totaling the products.

“Common Elements”:  the structural elements and the Facilities (a) in the Building that, from time to time, are not designated or intended to be leased to tenants of the Building, (b) in leasable premises that are provided for the benefit of the tenants of the Building and their employees, customers and other invitees, in common with others, or (c) designated from time to time as Common Elements by the Landlord, including the HVAC System and any Facilities outside the Building that serve the Building.

“Deposit”:  means the sum of money set out in paragraph 8 of the Basic Terms;

“Event of Default”:  whenever:

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a.	any Rent is not paid when due and the non-payment continues for five (5) days after notice to the Tenant;
b.

any of the Tenant’s obligations under this Lease is breached (other than a breach specified in paragraph (c)) and (i) the breach is not remedied within ten (10) days after notice to the Tenant specifying particulars of the breach, or (ii) if ten (10) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within the ten (10) day period or is not proceeding diligently to remedy the breach within a reasonable time; or

c.

any of the following events occurs:  (i) the Tenant or a Person carrying on business in a part of the Leased Premises, or an Indemnifier becomes bankrupt or insolvent or takes the benefit of any statute for bankrupt or insolvent debtors or makes any proposal, assignment or arrangement with its creditors; (ii) a receiver or manager is appointed for all or a part of the property of the Tenant or of another Person carrying on business in the Leased Premises, or of an Indemnifier or any of the Tenant’s assets are taken or seized under a writ of execution ~~enforcement~~, assignment, charge or other security instrument; (iii) steps are taken for the dissolution, winding up or other termination of the Tenant’s or the Indemnifiers existence or for the liquidation of their respective assets; (iv) the Tenant or the Indemnifier makes or attempts to make a bulk sale of assets regardless of where they are situated; (v) the Tenant abandons or attempts to abandon the Leased Premises; or (vi) the Tenant effects or attempts to effect a Transfer that is not permitted under this Lease.

“Facilities”:  the areas, facilities, Utilities, improvements, equipment, fixtures and installations.

“Force Majeure”:  a strike, labour trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots, insurrection, sabotage, rebellion, war, act of God, or any other similar reason, that is not the fault of the party asserting it.  Force Majeure does not include inability to obtain funds.

“GST”:  goods and services taxes, value-added taxes, multi-stage taxes, business transfer taxes or other similar taxes however they are characterized.

“HVAC System”:  the heating, ventilating and air-conditioning Facilities, if any, serving the Leased Premises.

“Hazardous Substances”:  any hazardous or toxic substances or materials including any products of waste, asbestos, urea formaldehyde foam insulation, radon gas and PCB’s, or any other contaminant or pollutant, including any substance from time to time defined as a contaminant or pollutant or as a hazardous or toxic substance or material under any environmental law now or hereafter enacted or promulgated by any governmental authority.

“Landlord’s Work”:  the condition in which the Leased Premises are delivered by the Landlord to the Tenant prior to the commencement of any improvements to the Leased Premises by or on behalf of the Tenant ~~as described in Schedule “E”~~.

“Lands”:  the lands described in Schedule “B”, as they may be altered from time to time.

“Leasable Area”:  the area of the Leased Premises expressed in square feet measured from (a) the exterior face of exterior walls, doors and windows; (b) the exterior face of interior walls, doors and windows, separating the Leased Premises from Common Elements, if any; and (c) the centre

3

line of interior party walls separating the Leased Premises from adjoining leasable premises, all as determined by the Landlord’s Architect.  Leasable Area includes interior space even if it is occupied by projections, structures or columns (which may even be Common Elements).  ~~Second story office or mezzanine area of the Leased Premises will be added to the Leasable Area of the Leased Premises as calculated on the foregoing bases.  Additionally, the Leasable Area of the Leased Premises will include a proportionate share designated by the Landlord of the area of electrical/utility closet/rooms in the Building.~~  The Leasable Area of the Building will be equal to the aggregate of the Leasable Area of all leasable premises in the Building, calculated on the foregoing basis.

“Leased Premises”:  those premises in the Building which are described and identified in item 5 of the Basic Terms Sheet attached to this Lease and as more specifically shown in Schedule “A” hereto.

“Mortgagee”:  a creditor that holds all or part of the Building as security, but a creditor, chargee or security holder of a tenant is not a Mortgagee.

“Operating Costs”:  the total amounts incurred by or on behalf of the Landlord in insuring, operating, cleaning, administering, managing, supervising, maintaining, repairing and replacing the Building ~~including the Facilities and Common Elements~~, including net G.S.T.  paid thereon, calculated as if the Building were 100% occupied by tenants during the Term, including without duplication:  (a) costs of Utilities and supplies and the cost of heating, ventilating and air-conditioning the Building, including any outside maintenance contracts; (b) salaries and benefits of personnel employed in connection with the maintenance, operation and management and administration and supervision of the Lands and Building whether on or off site; (c) costs of any Facilities added to the Building for the greater comfort and convenience of tenants; (d) costs of environmental inspections or audits of the Building; (e) depreciation or amortization of any costs (which are not charged fully in the financial year they are incurred) of the maintenance, cleaning and operating equipment, master utility meters and all other Facilities that are part of the Common Elements including the HVAC System, in accordance with sound accounting principles; (f) interest, calculated at two (2) percentage points above the Prime Rate, on any undepreciated part of the costs referred to in paragraph (e); (g) Business Taxes and Realty Taxes payable by the Landlord with respect to the Common Elements, and Capital Tax; (h) the cost of repairs to, and maintenance of, the Building, and the costs of supplies and equipment used in connection therewith (i) premiums and other charges incurred by the Landlord with respect to insurance on the Building, including, without limitation, fire and “All Risk” perils insurance, public liability and property damage insurance, boiler and machinery insurance, and loss of rental income insurance, worker’s compensation insurance for the employees specified in subsection (b) above and other casualties against which the Landlord may reasonably insure provided that if the Landlord shall self insure, the Landlord shall include a deemed amount equal to the amount that would have been included if the Landlord had placed insurance with a third party; costs incurred in connection with inspection and servicing of transportation vehicles and equipment, electrical distribution and mechanical equipment and the costs of supplies and equipment used in connection therewith; (j) costs incurred for fuel or other energy for heating and air-conditioning the Building and operating, maintaining and repairing the HVAC System thereof, (except to the extent that such costs are payable by or recoverable from one or more tenants directly other than as part of Operating Costs) and for electricity, steam or other power required in connection with the lighting, use and operation of the Building but excluding costs for power for lighting and equipment that are additional service costs; (k) water, sewer and service charges, garbage and waste removal costs; (I) unemployment insurance expenses, pension plan and any other payments payable in connection with the employment of any of the employees specified in subsection (b) above; (m) sales and excise

4

taxes on goods and services provided by the Landlord to manage, operate or maintain the Development and its equipment; (n) fees and expenses of accountants, lawyers and other professionals pertaining to services performed by them relating to the Building; (o) all costs and expenses (including legal and other professional fees) incurred in good faith in verifying the reasonableness of, or in contesting, resisting or appealing, assessments and levies for Taxes or taxes charged against the business of the Landlord which pertains to the management, operation and maintenance of the Building; (p) costs of telephone, stationery, office supplies, and the fair market rental value of space occupied by the Landlord for management, supervisory or administrative purposes relating to the Building and furnishing and fixtures for such space and other materials required for routine operation of the Building; (q)Taxes to the extent attributable to the Lands and/or the Common Elements that are separately assessed and not included as part of the assessed value of premises occupied or to be occupied by tenants (including the Tenant) of the Building (but only if and to the extent that such Taxes have not been taken into account by the Landlord in making any attribution or calculation for the purpose of determining the Tenant’s contribution to Taxes); (r) the cost of policing, security, supervision and traffic control; (s) such other direct operating costs, charges and expenditures of a like nature as may be incurred in respect of the property preservation, protection, maintenance and operation of the Building; (t) other costs and expenses not otherwise expressly included hereunder attributable to the maintenance, repair, inspection and operation of the Lands and Building including expenses incurred for the proportionate use of a spur line and switch (if applicable); (u) a management fee equal to three (3%) ~~four (4%)~~ percent of Rental Income from the Lands and Building.

Operating Costs will not include, or there will be deducted from Operating Costs:  (i) net proceeds of insurance received by the Landlord from its insurers, to the extent that the proceeds relate to costs previously included in Operating Costs; (ii) repairs or maintenance specific to certain tenants or unleased Leasable Premises; (iii) tenant improvements, tenant allowances and leasing commissions; (iv) income taxes (business taxes and Capital Taxes are not considered to be income tax); (v) interest on and capital retirement of debt except (e) and (f); (vi) ground rentals; (vii) expenses relating to the correction of initial construction defects or deficiencies or initial equipment modifications or adjustments; (viii) any costs resulting from any breach of the Landlord’s covenants under this Lease; (ix) costs of structural repairs or replacements (other than relating to the roof repairs or replacement of the non-structural components of the roof, which will be included in Operating Costs); (x) costs of repairs or replacements attributable to inherent structural defects or weaknesses; and (xi) costs of remedying any non-compliance with laws in connection with the original construction of the Building or any renovation of or expansion to the Building.

“Owner”:  any owner of freehold or leasehold title(s) of all or a part of the Building, but a tenant of leasable premises is not an Owner.

“Person”:  any person, firm, partnership, corporation or other legal entity, including any combination of them.

“Prime Rate”:  the annual rate of interest from time to time publicly quoted by the Landlord’s bank as its reference rate of interest (commonly known as its “prime rate”) for determining rates of interest chargeable in Toronto on Canadian dollar demand loans to commercial customers.

“Proportionate Share”:  a fraction which has as its numerator the Leasable Area of the Leased Premises and as its denominator the Leasable Area of the Building.

“Public Corporation”:  a corporation whose shares are traded and listed on a recognized stock exchange in Canada or the United States.

5

“Realty Taxes”:  the total of:  (a) all real property taxes or charges (including local improvement and commercial concentration taxes) from time to time imposed in respect of all or any part of the Building by a taxing authority, and any other amounts that may be imposed instead of or in addition to them, whether against the Landlord, the Tenant or the Owner and whether or not similar to the foregoing, in existence at the Commencement Date, or within the contemplation of the parties and (b) all consulting, appraisal, legal and other costs reasonably incurred in attempting to minimize or reduce those amounts.  Realty Taxes do not include corporate, income, profits or excess profits taxes assessed upon the income of the Landlord except those that may be imposed instead of or (so long as they are based on real property) in addition to the taxes and charges described above.  Realty Taxes shall in every instance be calculated on the basis of the total Leasable Area of the Building being assessed as fully leased and operational.

“Released Persons”:  the Landlord and any Owner or Mortgagee, and each of their respective ~~management companies~~, directors, officers, employees (while in the ordinary course of their employment) and agents.  In connection with any release or other exculpatory language or an indemnity in favour of the Released Persons, the Landlord is the agent or trustee of and for the benefit of the Owner, the Mortgagee and all of the directors, officers, employees and agents mentioned above.

“Rent”:  Base Rent and Additional Rent.  Rent is payable in Canadian funds without any deduction, abatement or set-off.  Rent payable to the Landlord will be paid to the address set out in Paragraph 2 of the Basic Terms or at any other place which the Landlord designates in writing.  Rent for any fractional month at the beginning or end of the Term will be pro-rated on a daily basis using a period of 365 days.

“Rental Income” means the total of Base Rent and Additional Rent.

“Secured Claim”:  a construction or other lien or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a notice of any of them.

“Stipulated Rate”:  the annual rate of interest that is the lesser of (a) the Prime Rate plus five (5) percentage points and (b) the maximum rate permitted by law.

“Transfer”:  (a) an assignment, sale, conveyance, sublease, licensing or other disposition, or a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or any interest in it or all or any part of the Leased Premises (whether by operation of law or otherwise), or of any interest in a partnership that is a Tenant under this Lease; (b) a parting with or sharing of possession of all or part of the Leased Premises; (c) a transfer or issue by sale, subscription, assignment, bequest, inheritance, operation of law or other disposition, of all or part of the shares of the Tenant or any of its affiliates (as currently defined under the Canada Business Corporations Act) which results in a change in the effective voting control of the Tenant; or (d) a merger, amalgamation or other similar corporate reorganization involving the Tenant.  “Transferor” and “Transferee” have corresponding meanings.

“Utilities Charge”:  the total, without duplication, of:  (a) the cost of water, fuel, power and any other utilities used in the Building allocated to the Leased Premises by the Landlord in accordance with Section 3.3(c) (“Utilities”); (b) the Landlord’s costs of determining the Utilities Charge including professional, engineering and consulting fees.

SCHEDULE “D”

RULES AND REGULATIONS

The Tenant will:

(1)	comply with reasonable requests of the Landlord for conservation of energy and life safety; and
(2)

keep the Leased Premises free of insects, rodents and other pests and, if the Landlord requires, retain the services of a pest extermination contractor designated by or acceptable to the Landlord, at the Tenant’s expense.

The Tenant will not:

A)	install equipment that overloads the capacity of any utility, electrical or mechanical Facilities in or serving the Leased Premises;
B)	bring into the Leased Premises any utility, electrical or mechanical Facilities or service not approved by the Landlord in advance;
C)	bring anything upon the Leased Premises that might damage them or overload the floors;
D)

allow or cause any trash or debris to be left on any part of the Building or the Lands outside of the Leased Premises, other than in bins or containers designated by the Landlord; and will not remove from the Leased Premises or dispose of any trash or debris other than in the manner and at the times prescribed by the Landlord, at the Tenant’s expense;

E)

allow the roadways, parking areas, sidewalks, entrances, passages, elevators and staircases to be obstructed or used by the Tenant, its agents, servants, contractors, invitees or employees for any purpose other than ingress to and egress from the Leased Premises or the Building;

F)	place or cause to be placed any additional locks upon any doors of the Leased Premises without the approval of the Landlord and subject to any conditions imposed by the Landlord;
G)	use the plumbing facilities for any other purpose than that for which they were constructed;
H)	use any part of the Leased Premises for lodging, sleeping or any illegal purpose;
I)

subject to Section 9 of the Basic Terms, use the Leased Premises for any activity which directly or indirectly involves the preparation, production, generating, storage, removal or disposal of any Hazardous Substances;

J)	canvass, solicit or peddle in or about the Building;
K)

allow any odours, vibrations, noises, electronic interference or other undesirable effects to emanate from the Leased Premises or the Lands or any equipment or installation therein, which in the Landlord’s opinion, are objectionable or cause any interference with the safety, comfort or convenience of the Building;

L)	obstruct or otherwise interfere with the heating, air-conditioning or ventilation units contained in the Building;

2

M)	permit any of its servants, invitees, employees or agents to bring upon the Building or the Leased Premises any animals.

SCHEDULE “E”

CONSTRUCTION OF THE LEASED PREMISES

The Tenant acknowledges, having viewed the Leased Premises, and understands and agrees that notwithstanding anything to the contrary contained herein, the same will be delivered and leased to the Tenant and the Tenant hereby agrees to accept the same on an “as is” basis.

SCHEDULE “F”

TENANT ACKNOWLEDGMENT

TO:=

Re: [Unit #, Building]

We hereby certify, with the intent that you and any of your lenders may rely on this and that the information contained herein shall be binding upon us that:

1.We are a tenant of space in the above building under a lease between () (the “Landlord”) and as tenant dated ●, 19●, as amended or renewed (collectively, the “Lease”), details of which are set out in Exhibit A.

2.The Lease is unamended except as provided in Exhibit A, is in full force and effect and contains the entire agreement between the Landlord and us relating to the terms of the use and occupation by us of our space, and there are no other agreements or understandings between us and the Landlord.

3.The space which is leased to us pursuant to the Lease comprises the area as provided in Exhibit A.

4.Except as provided in Exhibit A, the Lease has not been assigned nor has the whole or any part of the space been sublet by us.

5.The base rent payable under the Lease is as set out in Exhibit A.  There is no free rent period under the Lease except as set out in Exhibit A.  Base rent and additional rent under the Lease have been paid to today’s date and there has been no prepayment of base rent other than payment of the current month’s installment and no security deposit or other prepayment has been made under the Lease, except as provided in Exhibit A.

6.We have taken possession of our space and have commenced payment of regular installments of full monthly rent.  Our premises are being used for the purpose set out in the Lease.  All improvements required to be made to our space by the Landlord have been fully completed and our space is entirely satisfactory for our use.

7.There is no default or breach under the Lease on our part nor, to our knowledge, on the part of the Landlord, and the Lease is in good standing.

8.There are no loans outstanding between us and the Landlord, whether for tenant improvements or for any other purpose.

9.We have no right of termination, option to purchase, right of first refusal or renewal right pursuant to the Lease, except as provided in Exhibit A.

10.There is no existing dispute, claim, setoff, defense or counterclaim by or against the Landlord, except as provided in Exhibit A.

11.There is no litigation or governmental or municipal proceeding commenced or pending or threatened against us or with respect to the space leased by us.

12.We have not received any notice that the Landlord has assigned the Lease or the rent payable under the Lease.

2

13.We have not received the benefit of, and there are no allowances, incentive, inducements, benefit packages or any other moneys owing or which may become due and owing by the Landlord to us at any time (howsoever characterized) under the Lease, except as provided in Exhibit A.

DATED this ____ day of ____________, 19●.

[NAME OF TENANT]

By:
Name:
Title:

Exhibit A - Lease Information

EXHIBIT A

[TO THE TENANT ESTOPPEL CERTIFICATE]

Unit No.:
Date of Lease:
Gross Rentable Area:
Net Rentable Area:
Annual Base Rent:
Annual Base Rent/Sq. Ft.:
Percentage Rent:
Net Rent:
Expiry of Term:
Renewal Options:
Prepaid Rent:
Security Deposit:
Amendments to Lease:
Inducements:
Tenant Loans: